EXHIBIT 99.1


99 CENTS ONLY STORES(R) ANNOUNCES THE APPOINTMENT OF DELOITTE & TOUCH LLP AS INDEPENDENT AUDITORS

      CITY OF COMMERCE, CA - April 19, 2004 - 99 Cents Only Stores(R)(NYSE:NDN) announced that the Audit Committee of its Board of Directors has retained Deloitte & Touche LLP as its independent auditors. Deloitte & Touche LLP replaces PricewaterhouseCoopers LLP as the Registrant's independent auditors. PricewaterhouseCoopers will continue to provide tax services for the Company.

     "99 Cents Only Stores is pleased with the appointment of Deloitte and Touche as the Company's independent public accountants and looks forward to working with them in the upcoming year" said Eric Schiffer, President. "At the same time, we also look forward to continuing to work with PricewaterhouseCoopers on the Company's tax matters," said Eric Schiffer.

99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 197 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99 Cents Only Stores(R) news releases and information available
on the World Wide Web at htpp://www.99only.com       CONTACT: 99 Cents Only
Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933


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